Sullivan & Worcester LLP                     T 202 775 1200
   1666 K Street, NW                            F 202 293 2275
   Washington, DC 20006                         www.sandw.com



                                 August 7, 2008




Met Investors Series Trust
5 Park Plaza
Suite 1900
Irvine, California  92614

Ladies and Gentlemen:

         We have been requested by Met Investors Series Trust, a Delaware statutory trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated July 27, 2000, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the MetLife Balanced Strategy Portfolio, MetLife Growth Strategy Portfolio and MetLife Aggressive Strategy Portfolio, each a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the MetLife Balanced Strategy Portfolio, MetLife Growth Strategy Portfolio and MetLife Aggressive Strategy Portfolio (each an "Acquiring Fund", and together the "Acquiring Funds") of all of the assets of Strategic Growth and Income Portfolio, Strategic Conservative Growth Portfolio and Strategic Growth Portfolio (each a "Selling Fund", and together the "Selling Funds"), respectively, each a series of the Trust, in exchange solely for shares of the corresponding Acquiring Fund and the assumption by that Acquiring Fund of the liabilities of the applicable Selling Portfolio pursuant to the applicable Agreement and Plan of Reorganization, the forms of which are included in the Form N-14 Registration Statement (the "Plans").

         We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

         We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled "Treatment of Delaware Statutory Trusts" and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

         Based upon the foregoing, and assuming the approval by shareholders of the applicable Selling Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on November 5, 2008, it is our opinion that the shares of each Acquiring Fund currently being registered, when issued in accordance with the applicable Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

         With respect to the opinion expressed above, we note that, pursuant to
Section 5 of Article IV of the Declaration, the trustees have the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust's custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represent the outstanding amount of such charges due from such shareholder.

         We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Combined Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                           Very truly yours,


                                           /s/ SULLIVAN & WORCESTER LLP
                                           ------------------------------
                                           SULLIVAN & WORCESTER LLP